ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Prices Upsized Public Offering

SAN ANTONIO (January 26, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that it has priced its previously announced underwritten public offering of 20,503,347 shares of common stock (12,000,000 shares to be sold by Abraxas and 8,503,347 shares to be sold by certain stockholders) at a public offering price of $4.40 per share.  The primary component of the offering has been upsized by 20% due to demand.  Abraxas has granted the underwriters a 30-day option to purchase up to an additional 3,075,502 shares of common stock on the same terms and conditions to cover overallotments, if any.  The offering is expected to close on February 1, 2011, subject to customary closing conditions.

The net proceeds to Abraxas from the offering will be approximately $49.3 million, after deducting underwriting discounts and commissions and estimated offering fees and expenses.  Abraxas intends to use the net proceeds from the offering to repay indebtedness outstanding under its credit facility, to increase its 2011 capital expenditure budget and for general corporate purposes.  These net proceeds do not include any proceeds associated with the underwriters’ over-allotment option.  Abraxas will not receive any proceeds from the sale of shares by the selling stockholders.

Johnson Rice & Company L.L.C., Canaccord Genuity and Stifel Nicolaus Weisel are acting as joint book-running managers of the offering and Ladenburg Thalmann & Co. Inc. and Wunderlich Securities are acting as co-managers of the offering.

The offering is being made only by means of a prospectus supplement and accompanying base prospectuses which have been filed with the SEC.  Copies of the prospectus supplement and the accompanying base prospectuses relating to the offering may be obtained from the following:

Johnson Rice & Company L.L.C.                                                                Canaccord Genuity                                           Stifel Nicolaus Weisel
Attn: Syndicate                                                                                             Attn: Syndicate                                                  Attn: Syndicate
639 Loyola Avenue, Suite 2775                                                                   99 High Street, 12th Floor                                 One South Street, 15th Floor
New Orleans, LA 70113                                                                                Boston, MA 02110                                            Baltimore, MD 21202
Telephone: (504) 525-3767                                                                           Telephone: (800) 225-6201                                Telephone: (443) 224-1988

An electronic copy of the prospectus supplement and the accompanying base prospectuses may also be obtained at no charge from the SEC website at www.sec.gov.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com